Exhibit 99.1
FOR IMMEDIATE RELEASE
Friday, December 9, 2005
1:00 P.M. CST
BELO’S BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND AND AUTHORIZES 15 MILLION SHARE REPURCHASE
     DALLAS — Belo Corp. (NYSE: BLC) announced today that its Board of Directors declared a quarterly cash dividend of $0.10 for each outstanding share of Series A and Series B Common Stock to be paid March 3, 2006, to shareholders of record on February 10, 2006. Separately, the Board approved a new common stock repurchase authority as Belo has approximately 7.3 million shares remaining under a previous authorization of 25 million shares. The new authorization is for up to 15 million shares.
     Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “We continue to believe that stock repurchases are an excellent use of cash, especially at current price levels. Because Belo’s cash-generation is strong, we can repurchase a substantial number of shares without significantly increasing debt or our debt-to-cash flow ratio. Dividends remain an important priority for the Company.”
     The Company anticipates that share repurchases will be made from time to time in the open market and otherwise. Belo has adopted a Rule 10b5-1 share repurchase plan to facilitate repurchases during a closed trading window period. The timing and amount of any share repurchases pursuant to the plan will be determined as set forth in the plan.
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast
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Belo Board Declares Quarterly Dividend and
Authorizes 15 Million Share Repurchase
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markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.